Michael C. French to Retire As Chairman of the Board of Scottish Re Group
Limited

Company Release - 05/04/2006 20:54

HAMILTON, Bermuda--(BUSINESS WIRE)--May 4, 2006--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today the retirement of Michael C. French as Chairman of its Board of Directors at the conclusion of the Company's Annual General Meeting that was held on May 3, 2006. Mr. French will continue to serve as a non-executive Director.


Mr. French has served as Chairman of the Board since 2000, and has been a Director since 1998. From the Company's initial public offering in 1998 through December 2004, Mr. French was Chief Executive Officer of the Company. He held the role of President from May 1998 through March 2000.


Mr. French was a key driver in the formation and growth of Scottish Re, helping to assemble the world-class management team that is now in place. His efforts were instrumental in establishing the strategic direction that Scottish Re has pursued in recent years, growing to be one of the three largest life reinsurance companies in North America.


"Mike is an extraordinary colleague and has consistently provided support and good counsel as he has guided the business," said Scott E. Willkomm, President and Chief Executive Officer of Scottish Re Group Limited. "I am particularly glad that Mike will continue to be a Director and have a voice in the Company that he was instrumental in building."


In connection with Mr. French's retirement, the Company will make a one-time payment of $3.1 million to fulfill its obligations under his employment agreement and take a non-recurring charge of $3.1 million on a pre-tax basis in the second quarter.


About Scottish Re


Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best Company. Scottish Re Capital Markets, Inc., a member of Scottish Re Group Limited, is a registered broker dealer that specializes in securitization of life insurance assets and liabilities. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.


    CONTACT: Scottish Re Group Limited
             Scott E. Willkomm, 441-298-4364
             scott.willkomm@scottishre.com

    SOURCE: Scottish Re Group Limited